Exhibit 99.1

Bank of the James Financial Group, Inc. announces results for 1st Quarter 2005

Lynchburg Va., April 22, 2005.

Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today total net income after tax of $343,000 or $0.22 per basic share ($0.21 diluted) for the quarter ending March 31, 2005 compared to net income of $341,000 or $0.22 per basic share ($0.21 diluted) for the same period a year ago. All earnings per share amounts have been adjusted to reflect the 10% stock dividend paid by the company during January, 2004 and the 50% stock split effected in the form of a dividend paid by the company in March, 2005. Return on average assets (“ROAA”) and return on average equity (“ROAE”) for the quarter ended March 31, 2005 were 0.81% and 10.66% respectively. The Company has felt, and may continue to feel, downward pressure on ROAA and ROAE due to the ongoing burden and expense associated with regulatory compliance, specifically costs associated with Sarbanes-Oxley Section 404.

Net interest income for the quarter ended March 31, 2005 was $1,909,000 as compared to net interest income of $1,575,000 in the same quarter of 2004, an increase of 21.2%. The increase in net interest income is attributable to an increase in average interest earning assets from $139,569,000 in the first quarter 2004 to $163,281,000, an increase of 17.0%, for the same period in 2005. Interest earning assets are composed primarily of loans and investments. Similar growth was experienced in average interest bearing liabilities which grew from $120,597,000 in the first quarter 2004 to $138,439,000, an increase of 14.8%, for the first quarter 2005. Interest expense and interest income increased $177,000 and $511,000 respectively, from the first quarter 2004 as compared to the first quarter 2005. The result of these increases was an increase in the net interest margin of 21 basis points in the first quarter 2005 from the same period a year ago.

Total assets as of March 31, 2005 were $179,342,000 compared to $171,025,000 at the end of 2004, an increase of $13,494,000, or 4.9%. The increase is attributable to deposit growth from $153,834,000 for the period ended December 31, 2004 to $162,606,000 at the end of the first quarter, 2005, for an increase of 5.7%

Loans, net of unearned income and loan loss provision, increased from $140,272,000 as of December 31, 2004 to $142,903,000 as of March 31, 2005, an increase of 1.9%. The loan loss provision of $1,492,000 represented 1.03% of total loans at the end of the first quarter, 2005. Management deems this provision to be adequate.

Bank of the James, the sole subsidiary of Bank of the James Financial Group, Inc., currently operates five full service locations as well as a mortgage division in the Lynchburg, Virginia area. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

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Cautionary Statement Regarding Forward-Looking Statements

This press release report contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by the Bank. Additional information is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by Bank of the James (predecessor of the Company) with the Federal Reserve Board concerning factors that could cause actual results to materially differ from those in the forward-looking statements.

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Bank of the James Financial Group, Inc.

(000’s) except ratios and percent data

unaudited

	Three months ending Mar 31, 2005	Three months ending Mar 31, 2004	Change	Year to date Mar 31, 2005	Year to date Mar 31, 2004	Change
Selected Data:
Interest income	$2,670	$2,159	23.67%	$2,670	$2,159	23.67%
Interest expense	761	584	30.31%	761	584	30.31%
Net Interest income	1,909	1,575	21.21%	1,909	1,575	21.21%
Provision for loan losses	175	77	127.27%	175	77	127.27%
Noninterest income	461	290	58.97%	461	290	58.97%
Noninterest expense	1,676	1,268	32.18%	1,676	1,268	32.18%
Income taxes	176	179	-1.68%	176	179	-1.68%
Net income	343	341	0.59%	343	341	0.59%
Weighted Average Shares Outstanding	1,559,104	1,543,901	0.98%	1,559,104	1,543,901	0.98%
Basic net income per share	$0.22	$0.22	$—	$0.22	$0.22	$—
Fully diluted net income per share	$0.21	$0.21	$—	$0.21	$0.21	$—

	Mar 31, 2005	Dec 31, 2004	Change	Mar 31, 2004	Dec 31, 2003	Change
Balance Sheet at period end:
Loans, net	$142,903	$140,272	1.88%	$118,974	$114,604	3.81%
Total securities	21,618	19,911	8.57%	16,547	14,956	10.64%
Total deposits	162,606	153,834	5.70%	143,858	133,486	7.77%
Stockholders’ equity	13,328	12,786	4.24%	11,711	11,309	3.55%
Total assets	179,342	171,025	4.86%	158,505	145,011	9.31%
Shares Outstanding	1,600,468	1,548,658	51,810	1,543,790	1,543,790	—
Book value per share	8.33	8.26	0.07	7.59	7.33	$0.26

	Three months ending Mar 31, 2005	Three months ending Mar 31, 2004	Change	Year to date Mar 31, 2005	Year to date Mar 31, 2004	Change
Daily averages:
Loans, net	$140,574	$116,459	20.71%	$140,574	$116,459	20.71%
Total securities	18,256	14,423	26.58%	18,256	14,423	26.58%
Total deposits	155,984	135,080	15.48%	155,984	135,080	15.48%
Stockholders’ equity	13,045	11,504	13.40%	13,045	11,504	13.40%
Interest earning assets	163,281	139,569	16.99%	163,281	139,569	16.99%
Interest bearing liabilities	138,439	120,597	14.79%	138,439	120,597	14.79%
Total Assets	172,618	147,508	17.02%	172,618	147,508	17.02%

	Three months ending Mar 31, 2005	Three months ending Mar 31, 2004	Change	Year to date Mar 31, 2005	Year to date Mar 31, 2004	Change
Financial Ratios:
Return on average assets	0.81%	0.93%	(0.12)	0.81%	0.93%	(0.12)
Return on average equity	10.66%	11.89%	(1.23)	10.66%	11.89%	(1.23)
Net Interest Margin	4.74%	4.53%	0.22	4.74%	4.53%	0.22
Efficiency ratio	70.72%	67.99%	2.73	70.72%	67.99%	2.73
Average Equity to average assets	7.56%	7.80%	(0.24)	7.56%	7.80%	(0.24)

	Three months ending Mar 31, 2005	Three months ending Mar 31, 2004	Change	Year to date Mar 31, 2005	Year to date Mar 31, 2004	Change
Allowance for loan losses:
Beginning balance	$1,419	$1,451	-2.21%	$1,419	$1,451	-2.21%
Provision for losses	175	77	127.27%	175	77	127.27%
Charge-offs	(108)	(63)	71.43%	(108)	(63)	71.43%
Recoveries	6	42	-85.71%	6	42	-85.71%
Ending balance	1,492	1,507	-1.00%	1,492	1,507	-1.00%

	Mar 31, 2005	Dec 31, 2004	Change	Mar 31, 2004	Dec 31, 2003	Change
Nonperforming assets:
Nonaccrual loans	222	380	-41.58%	38	85	-55.29%
Restructured loans	none	none	—	none	none	—
Total nonperforming loans	222	380	-41.58%	38	85	-55.29%
Other real estate owned	618	85	—	none	none	—
Total nonperforming assets	840	465	80.65%	38	85	-55.29%

	Mar 31, 2005	Dec 31, 2004	Change	Mar 31, 2004	Dec 31, 2003	Change
Asset quality ratios:
Nonperforming loans to total loans	0.15%	0.27%	(0.11)	0.03%	0.07%	(0.04)
Allowance for loan losses to total loans	1.03%	1.00%	0.03	1.25%	1.25%	0.00
Allowance for loan losses to nonperforming loans	672.07%	373.42%	298.65	3965.79%	1707.06%	2,258.73